Exhibit 3.23

CERTIFICATE OF FORMATION

OF

OCCV2, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company formed hereby is OCCV2, LLC (the “LLC”).

SECOND: The address of the registered office of the LLC in the State of Delaware and the name and address of the registered agent for service of process on the LLC in the State of Delaware are: Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.

THIRD: The LLC is being converted from OCCV2, Inc., a Delaware corporation (the “Corporation”), to a Delaware limited liability company pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act. The LLC shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 1st day of December, 2006.

/s/ Peter Norman
Authorized Person

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